Exhibit 99.1
DoorDash Releases Third Quarter 2025 Financial Results
November 5, 2025
SAN FRANCISCO—(BUSINESS WIRE)—DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended September 30, 2025.
In Q3 2025, DoorDash drove accelerated year-over-year (Y/Y) growth in revenue, Total Orders, and Marketplace GOV. Our ability to generate growth in our business through strong execution and consistent reinvestment drives our ability to positively impact local economies. In Q3 2025, we generated nearly $24 billion in combined sales for merchants and earnings for Dashers, and we expect to generate well over $100 billion in 2026. We believe we are still in our early stages and are energized by the opportunity to continue learning, building, and investing on behalf of consumers, merchants, Dashers, and our shareholders.
Third Quarter 2025 Key Financial Metrics
•Total Orders increased 21% Y/Y to 776 million.
•Marketplace GOV increased 25% Y/Y to $25.0 billion.
•Revenue increased 27% Y/Y to $3.4 billion.
•GAAP net income attributable to DoorDash, Inc. common stockholders increased 51% Y/Y to $244 million.
•Adjusted EBITDA increased 41% Y/Y to $754 million.

	Three Months Ended
(in millions, except percentages)	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025
Total Orders	643	685	732	761	776
Total Orders Y/Y growth	18%	19%	18%	20%	21%
Marketplace GOV	$20,002	$21,279	$23,076	$24,244	$25,015
Marketplace GOV Y/Y growth	19%	21%	20%	23%	25%
Revenue	$2,706	$2,873	$3,032	$3,284	$3,446
Revenue Y/Y growth	25%	25%	21%	25%	27%
Net Revenue Margin	13.5%	13.5%	13.1%	13.5%	13.8%
GAAP gross profit	$1,283	$1,372	$1,478	$1,608	$1,689
GAAP gross profit as a % of Marketplace GOV	6.4%	6.4%	6.4%	6.6%	6.8%
Contribution Profit	$930	$968	$1,020	$1,147	$1,268
Contribution Profit as a % of Marketplace GOV	4.6%	4.5%	4.4%	4.7%	5.1%
GAAP net income attributable to DoorDash, Inc. common stockholders	$162	$141	$193	$285	$244
GAAP net income attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	0.8%	0.7%	0.8%	1.2%	1.0%
Adjusted EBITDA	$533	$566	$590	$655	$754
Adjusted EBITDA as a % of Marketplace GOV	2.7%	2.7%	2.6%	2.7%	3.0%
Weighted-average diluted shares outstanding	428	433	436	438	442

Operational Highlights
In Q3 2025, Y/Y growth in Marketplace GOV accelerated for the second consecutive quarter and fourth consecutive quarter after adjusting for the impact of the leap year comparison in Q1 2025. Our Q3 2025 Marketplace GOV and Adjusted EBITDA both exceeded our expectations entering the period. Y/Y growth in Marketplace GOV in Q3 2025 was driven primarily by strong growth in monthly active users (MAUs1), with contributions from Y/Y growth in average order frequency2 and average order values3 on our marketplaces. We estimate aggregate changes in currency rates added less than 1% to Y/Y growth in Marketplace GOV.
Much of our daily work is spent finding new ways to improve the experience we offer. In our U.S. marketplace, this work contributed to strong growth in U.S. MAUs and U.S. DashPass members through the first nine months of 2025.4 In that period of time, we added nearly twice as many MAUs in the U.S. as we did in the first nine months of 2024 and have already exceeded our full-year expectations for U.S. DashPass paid member additions.
In our U.S. restaurant category, Y/Y growth in Marketplace GOV accelerated in Q3 2025 and reached the highest Y/Y growth rate in more than three years. Unit economics in our U.S. restaurant category in Q3 2025 increased Y/Y and were consistent with Q2 2025. Our ability to sustain growth in our U.S. restaurant category has been driven in large part by efficient execution and persistent reinvestment in the consumer experience. This approach is foundational to how we operate and, more than 10 years after launching our U.S. restaurant category, it continues to generate benefits for our stakeholders and drive profit growth for our business.
In our U.S. new verticals categories, we expanded selection in Q3 2025, including key new partnerships in the grocery and retail categories. We also recently launched DashMart Fulfillment Services, which provides infrastructure that we believe will enable us and our partners to provide more consistent and higher-quality consumer experiences. Consumer engagement in U.S. new verticals continued to grow in Q3 2025, with quarter-over-quarter (Q/Q) and Y/Y increases in the number of MAUs ordering from U.S. new verticals, average order frequency within those categories, and average order values within those categories. This combination drove accelerated Y/Y growth in Marketplace GOV from our U.S. new verticals categories in Q3 2025. Improvements to operating efficiency allowed us to drive improved unit economics in our U.S. new verticals categories on both a Y/Y and Q/Q basis in Q3 2025, while also reducing average consumer transaction fees5 in these categories on both a Y/Y and Q/Q basis. While unit economics in our U.S. new verticals categories remain negative, we are pleased with our pace of progress and comfortable with our trajectory.
In our international marketplaces, improvements in operating efficiency drove unit economics to a new all-time high in Q3 2025. At the same time, we continued to invest in our products and consumer acquisition, which helped drive Y/Y growth in international MAUs that accelerated slightly in Q3 2025. Y/Y growth in Total Orders in our international marketplaces decelerated slightly in Q3 2025 due to slower Y/Y growth in average order frequency. However, Y/Y growth in Marketplace GOV remained strong in Q3 2025 and we outgrew category peers in the majority of countries where third parties report transactional data.6
On October 2, we closed our acquisition of Deliveroo plc ("Deliveroo") for an equity value of £2.8 billion, including estimated cash and short-term investments acquired of £690 million. We are excited about the quality of talent joining our team and the opportunities to build upon the selection, quality, and affordability of Deliveroo's marketplace. Including Deliveroo, we now serve over 50 million MAUs, over 30 million consumers through our membership programs, partner with more than 1 million merchants, and generate over $100 billion in annualized Marketplace GOV across more than 40 countries.7
1 MAUs are based on the number of individual consumer accounts that completed an order on our marketplaces in the last month of the period of measurement.
2 Calculated as the total number of orders completed on our marketplaces divided by the number of individual consumer accounts that completed an order on our marketplaces in the period of measurement.
3 Calculated as the total value of Marketplace GOV divided by the total number of orders completed on our marketplaces in the period of measurement.
4 Members are based on the number of member accounts for the relevant membership programs on the last day of the period of measurement.
5 Calculated as the total value of consumer fees excluding subscription fees, divided by total orders in the period of measurement.
6 Based on share of category spend in our international geographies as provided by third-party transaction data. Category represents third-party food delivery service providers only and is a small fraction of the overall food, food delivery and logistics industry.
7 All metrics are based on the combined amounts for DoorDash, Wolt and Deliveroo, measured as of September 2025, except for annualized Marketplace GOV, which has been calculated based on combined Marketplace GOV in Q3 2025.

A Note On Our Investment Philosophy
Our primary financial goal is to maximize long-term free cash flow per share. As we discussed in our Q2 2023 shareholder letter (available at ir.doordash.com), we believe progressing toward this goal demands consistent investment in two primary forms. The first is to drive operating efficiencies in existing areas of our business that we can invest back into product improvements in order to increase scale and extend duration. The second is to constantly invest in entirely new opportunities where we believe we have the ideas, people, and capital to solve challenges for our stakeholders.
There is more product development underway at DoorDash today than at any point in our history. We recently announced expansions of existing services such as DoorDash for Business, Drive, and Online Ordering, as well as new initiatives including DashMart Fulfillment Services, Going Out, In-Store rewards, and Creator partnerships. We also introduced several tools designed to improve logistics quality and efficiency, including a new mapping platform, SmartScale, our Autonomous Delivery Platform, and Dot — our customized autonomous delivery robot. We believe each of these areas addresses an important challenge in local commerce and has shown early signs of product-market fit.
In addition to new product initiatives, we are also developing a new global technology platform for product development and operations. This multi-year effort began in 2024, has made meaningful progress in 2025, and is expected to accelerate in 2026. This effort entails both direct and opportunity costs in the near term but, as work progresses, we expect it to increase our pace of global product development, enhance developer productivity through AI-native tooling, and improve operational consistency across the more than 40 countries we now serve.
Our 2026 plans are still being finalized, but we currently expect to invest several hundred million dollars more in new initiatives and platform development in 2026 than we did in 2025. We wish there was a way to grow a baby into an adult without investment, or to see the baby grow into an adult overnight, but we do not believe this is how life or business works. Instead, we attempt to invest in a way that manages to milestones, allocating the appropriate amount of time and resources at the right stage of development. We are fortunate that building the future of local commerce has so many interesting areas of exploration and, while it’s hard to perfectly forecast the progression of these projects, we are lucky that so many of our experiments are now ready for greater investment.
Financial Outlook

Period	Marketplace GOV	Adjusted EBITDA
Q4 2025	$28.9 billion - $29.5 billion	$710 million - $810 million
Based on our current outlook, assuming a stock price consistent with recent trading levels, and including the impact of Deliveroo, we expect:
•2025 stock-based compensation expense of approximately $1.1 billion.
•2025 depreciation and amortization expense of approximately $700 million, exclusive of amortization of intangible assets acquired in the Deliveroo transaction.
The guidance above includes the expected impact of, and contributions from, Deliveroo. As with all areas of our business, we plan to operate Deliveroo with a long-term focus and deep attention to detail. While we expect cost efficiencies over time from operating a larger global business, we believe our largest opportunity to generate long-term returns at Deliveroo will come from investing in our people and product in order to generate better outcomes for consumers, merchants, and Dashers.
We currently expect Deliveroo to contribute approximately $45 million to our Adjusted EBITDA in Q4 2025 and approximately $200 million to our Adjusted EBITDA in 2026. This is in line with the expectations we underwrote in acquiring Deliveroo and includes an increased level of investment in an effort to improve the experience we offer, extend our duration of growth, and strengthen our ability to maximize long-term free cash flow generation.
In addition to incremental investment in Deliveroo, our outlook includes our estimated impact of certain differences in accounting treatment and definitions used by Deliveroo prior to our acquisition. The table below highlights how aligning these differences would have impacted Marketplace GOV and revenue had Deliveroo been part of DoorDash for each of the periods shown. In terms of the impact on Adjusted EBITDA, based on averages over the last three quarters and our expectations for 2026 for Deliveroo, we estimate that aligning our accounting treatment and definitions will reduce Deliveroo's contribution to our reported Adjusted EBITDA in 2026 by approximately $32-40 million compared to what we estimate it would have reported prior to our acquisition based on the accounting treatment and definitions used by Deliveroo.

Estimated Deliveroo Marketplace GOV and Revenue Under GAAP and Using DoorDash Definitions
	Three Months Ended
(in millions, except exchange rate)	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025
Marketplace GOV(1)	$2,553	$2,499	$2,721	$2,702
Revenue(1)	$325	$318	$354	$342

GBP/USD exchange rate used in translation	1.28	1.26	1.33	1.35
(1)Amounts do not include Marketplace GOV or revenue contribution from Deliveroo's operations in Hong Kong, which ended in April 2025.

Our expectations regarding the impact of, and contributions from, Deliveroo are based on judgments which we believe to be reasonable and certain assumptions that are subject to change, many of which are outside of our control. In addition to the other risks and uncertainties we describe in our filings with the SEC, the ongoing integration of Deliveroo into our business presents certain execution and operational risks that could cause actual results to vary from the expectations expressed above.
Going forward, we expect to continue reporting as a single global entity and to provide quarterly guidance for Marketplace GOV and Adjusted EBITDA on a global basis. Our outlook assumes that aggregate consumer demand and key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets, as well as growing investment in new initiatives and our global tech platform.
We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Q3 2025 Financial Performance
In Q3 2025, Total Orders increased 21% Y/Y to 776 million, driven primarily by growth in the number of consumers and growth in average consumer engagement. Marketplace GOV increased 25% Y/Y to $25.0 billion, driven primarily by growth in Total Orders.
Revenue increased 27% Y/Y to $3.4 billion in Q3 2025, primarily due to the Y/Y increase in Marketplace GOV. Net Revenue Margin was 13.8% in Q3 2025, up from 13.5% in each of Q3 2024 and Q2 2025. The Y/Y and Q/Q increases in Net Revenue Margin were due primarily to increasing contribution from advertising revenue, a reduction in credits and refunds as a percentage of Marketplace GOV, and a reduction in Dasher costs as a percentage of Marketplace GOV.

GAAP cost of revenue, exclusive of depreciation and amortization, was $1.7 billion in Q3 2025, up 23% Y/Y and up 4% Q/Q. The Y/Y and Q/Q increases were driven primarily by increases in Total Orders. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.7% in Q3 2025, down from 6.9% in Q3 2024 and consistent with 6.7% in Q2 2025.
GAAP gross profit was $1.7 billion in Q3 2025, up 32% Y/Y and 5% Q/Q. GAAP gross profit as a percentage of Marketplace GOV was 6.8% in Q3 2025, up from 6.4% in Q3 2024 and 6.6% in Q2 2025.
GAAP sales and marketing expense was $576 million in Q3 2025, up 19% Y/Y and down 5% Q/Q. The Y/Y increase was driven primarily by increases in advertising expenses and personnel-related compensation expenses. The Q/Q decrease was driven primarily by a reduction in advertising expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.3% in Q3 2025, down from 2.4% in Q3 2024 and down from 2.5% in Q2 2025.
GAAP research and development expense was $355 million in Q3 2025, up 23% Y/Y and up 1% Q/Q. The Y/Y increase was driven primarily by an increase in personnel-related compensation expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.4% in Q3 2025, consistent with 1.4% in each of Q3 2024 and Q2 2025.
GAAP general and administrative expense was $400 million in Q3 2025, up 27% Y/Y and up 3% Q/Q. The Y/Y increase was driven by an increase in legal, tax, and regulatory expenses and an increase in transaction-related costs. The Q/Q increase was driven primarily by an increase in legal, tax, and regulatory expenses. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.6% in Q2 2025, consistent with 1.6% in each of Q3 2024 and Q2 2025.
GAAP net income attributable to DoorDash, Inc. common stockholders was $244 million in Q3 2025, an increase from $162 million in Q3 2024 and a decrease from $285 million in Q2 2025.
Adjusted EBITDA was $754 million in Q3 2025, up 41% from $533 million in Q3 2024 and up 15% from $655 million in Q2 2025. Adjusted EBITDA as a percentage of Marketplace GOV was 3.0% in Q3 2025, up from 2.7% in Q3 2024 and 2.7% in Q2 2025.
In Q3 2025, we generated net cash provided by operating activities of $871 million and Free Cash Flow of $723 million, up from $531 million and $444 million, respectively, in Q3 2024.
In February 2025, our board of directors authorized the repurchase of up to $5.0 billion of our Class A common stock. As of November 4, we have not repurchased shares of our Class A common stock under the February 2025 authorization. We may or may not repurchase any portion of our February 2025 authorization.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,”

“believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and financial and operating performance, including our outlook and guidance for the fourth quarter of 2025 and our assumptions underlying such guidance; our expectations for merchant sales and Dasher earnings in 2026; our expectations regarding our stock-based compensation expense and depreciation and amortization expense; our priorities and our plans and expectations regarding our overall business strategy and investment approach; our plans and expectations for our expanded services, new product initiatives, Autonomous Delivery Platform, and global technology platform; our expectations regarding the value of our platform and services to merchants, consumers, and Dashers; our plans and expectations regarding the integration of Deliveroo, including, among other things, its impact on, and contribution to, our business, financial position, and financial and operating performance; our ability to drive future growth and execute on our goals and strategies; our expectations regarding trends in our business, demand for our platform and for local commerce platforms in general, the macroeconomic environment, including global consumer spending, foreign currency rates, and geopolitical risks; and our plans and expectations regarding share dilution, including in connection with equity award issuances and our share repurchase authorization. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: economic, financial, social or political conditions that could adversely affect us; competition; managing our growth and corporate culture; the macroeconomic environment and geopolitical uncertainty; financial performance; investments in new geographies, products, or offerings; our ability to successfully integrate and realize the benefits of acquisitions, including Deliveroo, strategic partnerships, joint ventures, and investments; our ability to attract merchants, consumers, and Dashers to our platform; legal proceedings and regulatory matters and developments; any future changes to our business or our financial or operating model; and our brand and reputation. Further, our estimates regarding (i) cash and short-term investments acquired in the Deliveroo acquisition and (ii) Deliveroo's financial results under GAAP and using DoorDash’s definitions are intended to be illustrative and are subject to ongoing review of accounting matters as well as the judgments and assumptions underlying such estimates. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period. We use Contribution Profit to evaluate our operating performance and trends. We believe that Contribution Profit is a useful indicator of the economic impact of orders fulfilled through DoorDash as it takes into account the direct expenses associated with generating and fulfilling orders.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other (income) expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our Marketplaces and Commerce Platform over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our Marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through our Commerce Platform.
We define Net Revenue Margin as revenue expressed as a percentage of Marketplace GOV.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2024	September 30, 2025

Assets
Current assets:
Cash and cash equivalents	$4,019	$3,279
Restricted cash	190	4,080
Short-term marketable securities	1,322	964
Funds held at payment processors	436	377
Accounts receivable, net	732	894
Prepaid expenses and other current assets	687	899
Total current assets	7,386	10,493
Long-term marketable securities	835	849
Operating lease right-of-use assets	389	396
Property and equipment, net	778	976
Intangible assets, net	510	878
Goodwill	2,315	3,570
Other assets	632	809
Total assets	$12,845	$17,971
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$321	$257
Operating lease liabilities	68	81
Accrued expenses and other current liabilities	4,049	4,794
Total current liabilities	4,438	5,132
Operating lease liabilities	468	454
Convertible notes, net	—	2,722
Other liabilities	129	155
Total liabilities	5,035	8,463
Redeemable non-controlling interests	7	13
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	13,165	13,760
Accumulated other comprehensive income (loss)	(107)	268
Accumulated deficit	(5,255)	(4,533)
Total stockholders’ equity	7,803	9,495
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$12,845	$17,971

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2025	2024	2025

Revenue	$2,706	$3,446	$7,849	$9,762
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,374	1,687	4,089	4,803
Sales and marketing	483	576	1,496	1,769
Research and development	289	355	871	1,012
General and administrative	315	400	1,128	1,120
Depreciation and amortization	138	169	420	480
Restructuring charges	—	1	—	2
Total costs and expenses	2,599	3,188	8,004	9,186
Income (loss) from operations	107	258	(155)	576
Interest income, net	54	71	148	169
Other expense, net	(6)	(81)	(13)	(28)
Income (loss) before income taxes	155	248	(20)	717
Provision for (benefit from) income taxes	(6)	5	2	(2)
Net income (loss) including redeemable non-controlling interests	161	243	(22)	719
Less: net loss attributable to redeemable non-controlling interests	(1)	(1)	(4)	(3)
Net income (loss) attributable to DoorDash, Inc. common stockholders	$162	$244	$(18)	$722
Net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$0.39	$0.57	$(0.04)	$1.70
Diluted	$0.38	$0.55	$(0.04)	$1.65
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	413,106	428,911	409,703	425,176
Diluted	427,962	441,812	409,703	438,611

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,
	2024	2025

Cash flows from operating activities
Net income (loss) including redeemable non-controlling interests	$(22)	$719
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	420	480
Stock-based compensation	828	775
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	77	83
Amortization of deferred contract costs	43	55
Office lease impairment expenses	83	7
Change in fair value of deal-contingent forward contract	—	12
Other	(17)	45
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Funds held at payment processors	24	74
Accounts receivable, net	(102)	(162)
Prepaid expenses and other current assets	(209)	(195)
Other assets	89	(193)
Accounts payable	(31)	(60)
Accrued expenses and other current liabilities	494	496
Payments for operating lease liabilities	(83)	(87)
Other liabilities	20	(39)
Net cash provided by operating activities	1,614	2,010
Cash flows from investing activities
Purchases of property and equipment	(72)	(203)
Capitalized software and website development costs	(160)	(235)
Purchases of marketable securities	(1,527)	(1,108)
Maturities of marketable securities	1,481	1,046
Sales of marketable securities	4	429
Purchases of non-marketable equity securities	—	(5)
Acquisitions, net of cash acquired	—	(1,198)
Other investing activities	(7)	—
Net cash used in investing activities	(281)	(1,274)
Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs	—	2,720
Proceeds from issuance of warrants	—	341
Purchase of convertible note hedges	—	(680)
Proceeds from exercise of stock options	7	8
Repurchase of common stock	(224)	—
Other financing activities	6	(10)
Net cash provided by (used in) financing activities	(211)	2,379
Foreign currency effect on cash, cash equivalents, and restricted cash	4	63
Net increase in cash, cash equivalents, and restricted cash	1,126	3,178
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,772	4,221
Cash, cash equivalents, and restricted cash, end of period	$3,898	$7,399
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$3,664	$3,279
Restricted cash	221	4,080
Long-term restricted cash included in other assets	13	40
Total cash, cash equivalents, and restricted cash	$3,898	$7,399
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$29	$46
Stock-based compensation included in capitalized software and website development costs	$121	$140
Deferred cash consideration for acquisitions	$—	$87

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Cost of revenue, exclusive of depreciation and amortization	$1,374	$1,453	$1,500	$1,616	$1,687
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(36)	(43)	(34)	(37)	(39)
Allocated overhead	(9)	(9)	(8)	(10)	(12)
Adjusted cost of revenue	$1,329	$1,401	$1,458	$1,569	$1,636

Sales and marketing	$483	$541	$586	$607	$576
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(30)	(30)	(26)	(33)	(28)
Allocated overhead	(6)	(7)	(6)	(6)	(6)
Adjusted sales and marketing	$447	$504	$554	$568	$542

Research and development	$289	$297	$306	$351	$355
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(126)	(126)	(116)	(141)	(133)
Allocated overhead	(7)	(5)	(6)	(8)	(7)
Adjusted research and development	$156	$166	$184	$202	$215

General and administrative	$315	$324	$332	$388	$400
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(83)	(74)	(61)	(71)	(61)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(13)	(30)	(29)	(29)	(48)
Transaction-related costs	—	(5)	(9)	(22)	(17)
Office lease impairment expenses	—	—	(7)	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	22	21	20	24	25
Adjusted general and administrative	$241	$236	$246	$290	$299
(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Revenue	$2,706	$2,873	$3,032	$3,284	$3,446
Less: Cost of revenue, exclusive of depreciation and amortization	(1,374)	(1,453)	(1,500)	(1,616)	(1,687)
Less: Depreciation and amortization related to cost of revenue	(49)	(48)	(54)	(60)	(70)
Gross profit	$1,283	$1,372	$1,478	$1,608	$1,689
Gross Margin	47.4%	47.8%	48.7%	49.0%	49.0%
Less: Sales and marketing	(483)	(541)	(586)	(607)	(576)
Add: Depreciation and amortization related to cost of revenue	49	48	54	60	70
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	66	73	60	70	67
Add: Allocated overhead included in cost of revenue and sales and marketing	15	16	14	16	18
Contribution Profit	$930	$968	$1,020	$1,147	$1,268
Contribution Margin	34.4%	33.7%	33.6%	34.9%	36.8%

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Gross profit	$1,283	$1,372	$1,478	$1,608	$1,689
Add: Depreciation and amortization related to cost of revenue	49	48	54	60	70
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	36	43	34	37	39
Add: Allocated overhead included in cost of revenue	9	9	8	10	12
Adjusted Gross Profit	$1,377	$1,472	$1,574	$1,715	$1,810
Adjusted Gross Margin	50.9%	51.2%	51.9%	52.2%	52.5%

	Three Months Ended
(In millions)	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Net income attributable to DoorDash, Inc. common stockholders	$162	$141	$193	$285	$244
Add: Net loss attributable to redeemable non-controlling interests	(1)	(2)	(1)	(1)	(1)
Net income including redeemable non-controlling interests	$161	$139	$192	$284	$243
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	13	30	29	29	48
Transaction-related costs	—	5	9	22	17
Office lease impairment expenses	—	—	7	—	—
Restructuring charges	—	—	1	—	1
Provision for (benefit from) income taxes	(6)	37	6	(13)	5
Interest income, net	(54)	(51)	(49)	(49)	(71)
Other (income) expense, net(2)	6	(8)	6	(59)	81
Stock-based compensation expense and certain payroll tax expense	275	273	237	282	261
Depreciation and amortization expense	138	141	152	159	169
Adjusted EBITDA	$533	$566	$590	$655	$754
(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
(2)Consists primarily of a non-cash change in fair value of the Deal-Contingent Forward during the three months ended June 30, 2025 and September 30, 2025

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025

Net cash provided by operating activities	$2,099	$2,132	$2,214	$2,188	$2,528
Purchases of property and equipment	(101)	(104)	(161)	(204)	(235)
Capitalized software and website development costs	(218)	(226)	(244)	(271)	(301)
Free Cash Flow	$1,780	$1,802	$1,809	$1,713	$1,992

IR Contact: ir@doordash.com	PR Contact: press@doordash.com